Exhibit 99.1

NUCOR	News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2005

CHARLOTTE, NORTH CAROLINA, October 20, 2005 – Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings for the first nine months of 2005. Nucor’s consolidated net earnings for the first nine months of 2005 were $969.3 million ($6.08 per diluted share), an increase of 24% over net earnings of $780.1 million ($4.90 per diluted share) in last year’s first nine months. Consolidated net earnings of $291.9 million ($1.86 per diluted share) in this year’s third quarter decreased 30% compared with $415.4 million ($2.59 per diluted share) earned in the third quarter of 2004 and decreased 10% from the $322.7 million ($2.03 per diluted share) earned in the second quarter of 2005.

In the first nine months of 2005, Nucor’s consolidated net sales increased 15% to $9.49 billion, compared with $8.29 billion in last year’s first nine months. Average sales price per ton increased 9% while total tons shipped to outside customers increased 5% from the first nine months of 2004. In the third quarter of 2005, Nucor’s consolidated net sales decreased 7% to $3.03 billion, compared with $3.24 billion in the third quarter of 2004 and decreased 4% compared with $3.15 billion in the second quarter of 2005. Average sales price per ton decreased 15% from the third quarter of 2004 and decreased 8% from the second quarter of 2005. Total tons shipped to outside customers were a record 5,298,000 tons in the third quarter of 2005, an increase of 9% over the third quarter of 2004 and an increase of 5% over the second quarter of 2005.

The average scrap and scrap substitute cost per ton used increased 9% from $225 in the first nine months of 2004 to $245 in the first nine months of 2005, decreased 13% from $248 in the third quarter of 2004 to $217 in the third quarter of 2005, and decreased 12% from $246 in the second quarter of 2005. Total energy costs increased approximately $6 per ton from the first nine months of 2004 to the first nine months of 2005, increased approximately $12 per ton from the third quarter of 2004 to the third quarter of 2005, and increased approximately $6 per ton from the second quarter of 2005 to the third quarter of 2005.

Nucor incurred a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $148.0 million in the first nine months of 2005, compared with a charge of $223.4 million in the first nine months of 2004. In the third quarter of 2005, the LIFO credit was $52.0 million, compared with a charge of $124.1 million in the third quarter of 2004 and a credit of $69.9 million in the second quarter of 2005.

In the steel mills segment, steel production remained flat at 15,136,000 tons in the first nine months of 2005, compared with 15,153,000 tons produced in the first nine months of 2004. Total steel shipments increased 3% to 15,504,000 tons in the first nine months of 2005, compared with 15,018,000 tons in last year’s first nine months. Steel shipments to outside customers increased 5% to 14,295,000 tons in the first nine months of 2005, compared with 13,674,000 tons in last year’s first nine months. In the steel products segment, steel joist production during the first nine months of 2005 increased to 413,000 tons, compared with 396,000 tons in the first nine months of 2004. Steel deck sales increased to 285,000 tons in the first nine months of 2005, compared with 271,000 tons in last year’s first nine months. Cold finished steel sales increased to 261,000 tons, compared with 211,000 tons in the first nine months of 2004.

NUCOR	News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2005 (Continued)

In the steel mills segment, steel production increased 3% from 4,943,000 tons in the second quarter of 2005 to 5,085,000 tons in the third quarter of 2005. Steel shipments to outside customers increased 5% to 4,914,000 tons in the third quarter of 2005, compared with 4,693,000 tons in the second quarter of the year. The increase in production and shipments over the prior year and over the second quarter reflects stronger business conditions in long products and plate products, as well as acquisitions made in 2004 and 2005.

Nucor repurchased approximately 722,000 shares of Nucor’s common stock at a cost of approximately $39.3 million under a publicly announced stock repurchase program during the third quarter of 2005, and repurchased approximately 4.7 million shares at a cost of about $245.2 million during the first nine months of 2005. Approximately 3.8 million shares remain authorized for repurchase under the current program.

Our earnings guidance for the fourth quarter of $1.70 to $1.90 per diluted share is consistent with our view that business conditions will remain strong through the fourth quarter of 2005 and into the first quarter of 2006. The biggest threats to this guidance are related to three important issues: import levels, energy costs and availability, and a significant slowdown in our economy.

Nucor and affiliates are manufacturers of steel products, with operating facilities in sixteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2004 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s third quarter results on October 20, 2005 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations/Investor Information.

NUCOR	News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2005 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Nine Months (39 Weeks) Ended		Three Months (13 Weeks) Ended
	Oct. 1, 2005	Oct. 2, 2004	Oct. 1, 2005	Oct. 2, 2004
NET SALES	$9,493,535	$8,287,830	$3,025,911	$3,239,592

COSTS, EXPENSES AND OTHER:
Cost of products sold	7,582,395	6,683,803	2,441,675	2,433,518
Marketing, administrative and
other expenses	339,779	318,978	111,731	131,573
Interest expense, net	7,396	17,831	922	5,053
Minority interests	76,595	60,347	24,915	34,061
Other income	(9,200)	(1,596)	—	—

	7,996,965	7,079,363	2,579,243	2,604,205

EARNINGS BEFORE INCOME TAXES	1,496,570	1,208,467	446,668	635,387
Provision for income taxes	527,320	428,400	154,791	220,000

NET EARNINGS	$969,250	$780,067	$291,877	$415,387

NET EARNINGS PER SHARE:
Basic	$6.14	$4.93	$1.87	$2.62
Diluted	$6.08	$4.90	$1.86	$2.59

AVERAGE SHARES OUTSTANDING:
Basic	157,865	158,094	155,832	158,796
Diluted	159,316	159,347	157,236	160,229

NUCOR	News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2005 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	Oct. 1, 2005	Dec. 31, 2004
Assets
CURRENT ASSETS:
Cash and short-term investments	$1,607,238	$779,049
Accounts receivable	1,017,900	962,755
Inventories	951,143	1,239,888
Other current assets	228,729	193,256

Total current assets	3,805,010	3,174,948
PROPERTY, PLANT AND EQUIPMENT	2,845,587	2,818,307
OTHER ASSETS	308,278	139,952

TOTAL ASSETS	$6,958,875	$6,133,207

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Long-term debt due within one year	$1,250	$—
Accounts payable	573,477	471,549
Federal income taxes payable	—	28,957
Salaries, wages and related accruals	336,032	320,276
Accrued expenses and other current liabilities	348,836	245,008

Total current liabilities	1,259,595	1,065,790

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	923,550

DEFERRED CREDITS AND OTHER LIABILITIES	517,971	514,569

MINORITY INTERESTS	169,257	173,313

STOCKHOLDERS' EQUITY:
Common stock	73,987	73,753
Additional paid-in capital	172,241	147,206
Retained earnings	4,468,930	3,688,555
Unearned compensation	(3,887)	(392)
Accumulated other comprehensive income (loss), net of income taxes	71,100	(1,177)

	4,782,371	3,907,945
Treasury stock	(692,619)	(451,960)

Total stockholders' equity	4,089,752	3,455,985

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,958,875	$6,133,207

NUCOR	News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2005 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months (39 Weeks) Ended
	Oct. 1, 2005	Oct. 2, 2004
Operating activities:
Net earnings	$969,250	$780,067
Adjustments:
Depreciation	281,499	291,805
Impairment of assets	—	13,200
Deferred income taxes	(44,910)	(52,900)
Minority interests	76,583	60,345
Changes in (exclusive of acquisitions):
Current assets	280,213	(832,629)
Current liabilities	176,316	631,457
Other	(11,624)	3,972

Cash provided by operating activities	1,727,327	895,317

Investing activities:
Capital expenditures	(222,629)	(198,007)
Investment in affiliates	(37,450)	(68,550)
Disposition of plant and equipment	709	2,813
Acquisitions (net of cash acquired)	(154,864)	(169,646)

Cash used in investing activities	(414,234)	(433,390)

Financing activities:
Proceeds from long-term debt	—	20,000
Issuance of common stock	29,768	46,769
Distributions to minority interests	(80,639)	(71,775)
Cash dividends	(188,875)	(53,901)
Acquisition of treasury stock	(245,158)	—
Termination of interest rate swap agreement	—	4,800

Cash used in financing activities	(484,904)	(54,107)

Increase in cash and short-term investments	828,189	407,820

Cash and short-term investments—beginning of year	779,049	350,332

Cash and short-term investments—end of nine months	$1,607,238	$758,152